                                                                   Exhibit 99(a)

            PRESS RELEASE FROM REGENCY AFFILIATES, INC. (NASDAQ:RAFF)
            ---------------------------------------------------------

Release Date:     June 6, 1997
Subject:  William R. Ponsoldt Becomes President
Contact:  Eunice Antosh - 402  330-7460

         Regency Affiliates, Inc. (RAFF) announced Friday, June 6, 1997, the appointment of William R. Ponsoldt, Sr. as President. Mr. Ponsoldt, 55, had previously served as a Director and Chairman of the Board.

         Pamlyn Kelly, Ph.D., served as interim President of Regency for the past year, while a search was conducted for a new President. When the Company was unable to identify a suitable candidate, the Directors asked Mr. Ponsoldt to take the position.

         Mr. Ponsoldt has been active for many years as a developer and investor in real estate projects, and as the owner or operator of manufacturing and distribution businesses in North America and Europe. He has also been active as a private investor in securities, and most recently as a portfolio manager for several hedge funds.

         As a result of the appointment of Mr. Ponsoldt, Regency will move its executive offices to Stuart, Florida, where Mr. Ponsoldt lives.

         Regency recently purchased the assets of Rustic Crafts, Inc., the world's largest manufacturer of specialty electric fireplaces. Further acquisitions of complementary businesses are planned for the future. Regency also has investments in commercial real estate.